Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information (the “Unaudited Pro Forma Financial Information”) has been prepared in accordance with Article 11 of Regulation S-X of the SEC based on the historical consolidated financial statements of the Company and US Salt Holdings, LLC, and subsidiaries (such entities, taken together, comprising the salt production, manufacturing and distribution business of US Salt and its subsidiaries (“US Salt” or the “Seller”)) as indicated below, and is intended to provide information about how the Transactions might have affected the Company’s historical consolidated financial statements. The Unaudited Pro Forma Financial Information reflects the historical consolidated financial statements of US Salt Holdings, LLC, the wholly owned subsidiary of US Salt Parent Holdings, LLC. US Salt Parent Holdings, LLC is a holding company without separate operations or financial statements other than its investment in US Salt Holdings, LLC.
On December 8, 2025, the Company announced that it has entered into a Purchase Agreement with US Salt, under which US Salt is expected to become a subsidiary of the Company upon completion of the Transaction. US Salt is a leading provider in the evaporated salt market, specializing in the extraction, refinement, and packaging of specialty salts. Its products serve diverse sectors, including retail grocery, pharmaceuticals, industrial applications, and food service. Under the proposed terms of the Purchase Agreement, the Company intends to acquire US Salt for approximately $908 million (the “consideration transferred”). The cash portion of the consideration transferred (the “cash consideration”) is expected to be funded through a combination of $215 million in new term debt, $115 million in proceeds from rights offering, $75 million in proceeds from sales of preferred units, and existing cash reserves (see Note 7). Out of the total consideration transferred of $908 million, the Company will settle the sellers’ indebtedness of $206 million. The consideration transferred also includes $324 million in rollover equity (the “equity consideration”).
The Unaudited Pro Forma Balance Sheet as of September 30, 2025 combines the historical unaudited condensed consolidated balance sheet of ContextLogic and the historical unaudited condensed consolidated balance sheet of US Salt, each as of September 30, 2025, and depicts adjustments reflecting the accounting for the Transaction as if it had occurred on that date. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2024 and the nine months ended September 30, 2025 reflect the combination of (i) the historical audited consolidated statement of operations of ContextLogic for the year ended December 31, 2024 adjusted for the disposition of the Wish platform to eliminate operations of the Asset Sale that completed on April 18, 2024 (refer to Note 2), and its historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2025, with (ii) the historical audited consolidated statement of operations of US Salt for the year ended December 31, 2024, and its historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2025, and depicts the adjustments reflected on the Unaudited Pro Forma Balance Sheet assuming those adjustments were made on January 1, 2024.
The Unaudited Pro Forma Financial Information has been developed from and should be read in conjunction with:
•	the accompanying notes to the Unaudited Pro Forma Financial Information;
•
the historical audited consolidated financial statements of ContextLogic (further described under Note 2) for the year ended December 31, 2024, included in the ContextLogic’s Annual Report on Form 10-K, filed with the SEC on March 12, 2025;

•
the historical unaudited condensed interim consolidated financial statements of ContextLogic for the nine months ended September 30, 2025, included in ContextLogic’s Quarterly Report on Form 10-Q, filed with the SEC on October 28, 2025;

•	the historical audited consolidated financial statements of US Salt for the year ended December 31, 2024, included elsewhere in this prospectus; and
•	the historical unaudited condensed interim consolidated financial statements of US Salt for the nine months ended September 30, 2025, included elsewhere in this prospectus.
The adjustments reflected in the Unaudited Pro Forma Financial Information depicting the accounting for the Transaction is presented using the acquisition method of accounting, with ContextLogic as the accounting acquirer and US Salt as the acquiree. Under the acquisition method of accounting, the consideration transferred is allocated to the underlying tangible and intangible assets acquired and liabilities assumed of US Salt based mostly on their respective fair market values with any excess consideration transferred allocated to goodwill.
The Unaudited Pro Forma Financial Information is presented for informational purposes only. The information has been prepared in accordance with Article 11 of Regulation S-X of the SEC as amended by the final rule, Release No. 33-10786

“Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information. Both ContextLogic and US Salt historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars.
The information is not necessarily indicative of the financial position and results of operations that actually would have been achieved had the Transaction occurred as of the dates indicated herein, nor do they purport to project the future financial position and operating results of the combined company. The Unaudited Pro Forma Financial Information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transaction, and, accordingly, do not attempt to predict or suggest future results.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2025
(In millions of U.S. dollars)

			Assuming 0% Rights Offering Participation			Assuming 100% Rights Offering Participation
	Historical ContextLogic Holdings Inc.	Historical US Salt Holdings, LLC	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$102	$6	(584)	3A	$45	(584)	3A	$45
			116	3A		116	3A
			405	7A		405	7A
Marketable securities	116	—	(116)	3A	—	(116)	3A	—
Prepaid expenses and other current assets	—	1	—		1	—		1
Accounts receivable	—	13	—		13	—		13
Inventory	—	9	1	3D	10	1	3D	10
Total current assets	218	29	(178)		69	(178)		69
Noncurrent assets
Property, plant and equipment	—	323	35	3C	358	35	3C	358
Goodwill	—	28	908	3A	183	908	3A	183
			(327)	3B		(327)	3B
			(35)	3C		(35)	3C
			(1)	3D		(1)	3D
			(206)	3F		(206)	3F
			(184)	3E		(184)	3E
Other intangible assets	—	17	327	3B	344	327	3B	344
Right-of-use asset	—	2	—		2	—		2
Other noncurrent assets	—	6	—		6	—		6
Total noncurrent assets	—	376	517		893	517		893
Total assets	$218	$405	$339		$962	$339		$962
Liabilities, Redeemable Non-controlling Interest, and Equity
Current liabilities
Accrued liabilities	$—	$5	$26	3I	$31	$26	3I	$31
Accounts payable	—	7	—		7	—		7
Current portion of lease liability	—	1	—		1	—		1
Current maturities of long-term debt	—	2	(2)	3F	2	(2)	3F	2
			2	7A		2	7A
Total current liabilities	—	15	26		41	26		41

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2025
(In millions of U.S. dollars)

			Assuming 0% Rights Offering Participation			Assuming 100% Rights Offering Participation
	Historical ContextLogic Holdings Inc.	Historical US Salt Holdings, LLC	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined
Noncurrent liabilities
Long-term debt	—	204	(204)	3F	213	(204)	3F	213
			213	7A		213	7A
Long-term portion of lease liability	—	1	—		1	—		1
Asset retirement obligation	—	1	—		1	—		1
Total noncurrent liabilities	—	206	9		215	9		215
Total liabilities	—	221	35		256	35		256
Redeemable non-controlling interest	77	—	75	7A	—	75	7A	—
			(152)	3H	—	(152)	3H
Total redeemable non-controlling interest	77	—	(77)		—	(77)		—
Stockholders’ equity
Preferred stock	—	—	—	—	—	—	—	—
Common stock	—	—	—	—	—	—	—	—
Additional paid-in capital	3,482	182	324	3A	3,686	324	3A	3,850
			(182)	3E		(182)	3E
			115	7A		115	7A
			(235)	3H		(71)	3H
Accumulated deficit	(3,341)	2	(2)	3E	(3,367)	(2)	3E	(3,367)
			(26)	3I		(26)	3I
Total stockholders’ equity	141	184	(6)		319	158		483
Equity attributable to non-redeemable non-controlling interest	—	—	387	3H	387	223	3H	223
Total equity	141	184	381		706	381		706
Total liabilities, redeemable non-controlling interest, and equity	$218	$405	$339		$962	$339		$962

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months ended September 30, 2025
(In millions of U.S. dollars, shares in thousands, except per share data)

			Assuming 0% Rights Offering Participation			Assuming 100% Rights Offering Participation
	Historical ContextLogic Holdings Inc.	Historical US Salt Holdings, LLC	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined
Revenue	$—	$98	$—		$98	$—		$98
Cost of revenue	—	61	—		61	—		61
Gross profit	—	37	—		37	—		37
Operating expenses
Sales and marketing	—	—	—		—	—		—
Product development	—	—	—		—	—		—
General and administrative	16	10	17	4A	44	17	4A	44
			1	4B		1	4B
Total operating expenses	16	10	18		44	18		44
Operating income (loss)	(16)	27	(18)		(7)	(18)		(7)
Interest income (expense), net	6	(16)	10	4C	(8)	10	4C	(8)
			(8)	7B		(8)	7B
Other income (expense), net
Gain on Asset Sale	—	—	—		—	—		—
Total other income (expense), net	—	—	—		—	—		—
Income (loss) before provision for income taxes	(10)	11	(16)		(15)	(16)		(15)
Provision for income taxes	—	—	—	4D	—	—	4D	—
Net income (loss)	(10)	11	(16)		(15)	(16)		(15)
Adjustments attributable to non-controlling interest	(4)	—	—		(4)	—		(4)
Net loss (income) attributable to non-controlling interest	(1)	—	(1)	4E	(2)	—	4E	(1)
Net income (loss) attributable to common stockholders	$(15)	$11	$(17)		$(21)	$(16)		$(20)
Net loss per share attributable to common stockholders, basic and diluted	$(0.57)			6	$(0.47)		6	$(0.29)
Weighted-average shares used in computing net loss per share attributable to common to stockholders, basic and diluted	26,532			6	44,859		6	68,817

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year ended December 31, 2024
(In millions of U.S. dollars, shares in thousands, except per share data)

			Assuming 0% Rights Offering Participation			Assuming 100% Rights Offering Participation
	Historical ContextLogic Holdings Inc. (See Note 2)	Historical US Salt Holdings, LLC	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined
Revenue	$—	$123	$—		$123	$—		$123
Cost of revenue	—	80	—		80	—		80
Gross profit	—	43	—		43	—		43
Operating expenses
Sales and marketing	—	—	—		—	—		—
Product development	—	—	—		—	—		—
General and administrative	15	13	22	4A	78	22	4A	78
			2	4B		2	4B
			26	4F		26	4F
Total operating expenses	15	13	50		78	50		78
Operating income (loss)	(15)	30	(50)		(35)	(50)		(35)
Interest income (expense), net	5	(24)	19	4C	(11)	19	4C	(11)
			(11)	7B		(11)	7B
Other income (expense), net
Gain on Asset Sale	4	—	—		4	—		4
Total other income (expense), net	4	—	—		4	—		4
Income (loss) before income taxes	(6)	6	(42)		(42)	(42)		(42)
Provision for income taxes	—	—	—	4D	—	—	4D	—
Net income (loss)	(6)	6	(42)		(42)	(42)		(42)
Adjustments attributable to non-controlling interest	—	—	—		—	—		—
Net loss (income) attributable to non-controlling interest	—	—	3	4E	3	2	4E	2
Net income (loss) attributable to common stockholders	$(6)	$6	$(39)		$(39)	$(40)		$(40)
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.23)			6	$(0.89)		6	$(0.59)
Weighted-average shares used in computing net loss per share attributable to common to stockholders, basic and diluted	25,690			6	44,017		6	67,975

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1 – Basis of Presentation
The Transaction will be accounted for using the acquisition method of accounting, as prescribed in ASC 805, under GAAP, which requires an allocation of the consideration transferred to the assets acquired and liabilities assumed, based on their fair values as of the date of the Transaction. As of the date of this Unaudited Pro Forma Financial Information, ContextLogic has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of US Salt’s assets to be acquired and liabilities to be assumed and the related allocations of consideration transferred.
A final determination of the fair value of US Salt’s assets and liabilities, including property, plant and equipment will be based on the actual property, plant and equipment of US Salt that exists as of the closing date of the Transaction and, therefore, cannot be made prior to the consummation of the Transaction. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the Unaudited Pro Forma Financial Information presented herein.
Due to the range of possible outcomes related to the Rights Offering, two scenarios have been presented within the Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Statements of Operations. As Management believes there is not a more likely scenario between the minimum and maximum range of outcomes related to the Rights Offering, 0% participation (representing a scenario where no proceeds from the Rights Offering is received) and 100% participation (representing a scenario where $115 million is received from the Rights Offering) have been utilized.
In the event of no or limited participation in the Rights Offering, Abrams Capital and BCP have agreed to fund cash of $115 million expected in the Rights Offering through the Backstop Agreements. See “Use of Proceeds” for further information on the Backstop Agreements. The cash provided by Abrams Capital and BCP will be through the purchase of common stock of the Company and preferred units, respectively. Therefore, changes in participation in the Rights Offering will result in related changes to the final amount of non-controlling interest and net loss (income) attributable to non-controlling interest. Assuming 0% participation in the Rights Offering and in accordance with the Backstop Agreements, Abrams Capital will purchase 2.9 million ContextLogic common shares in the amount of $23 million and BCP will purchase 11.5 million Preferred Units in the amount of $92 million. The effect of these scenarios are presented throughout the Unaudited Pro Forma Financial Information.
Until the Transaction is completed, both companies are limited in their ability to share certain information. Upon closing of the Transaction, a final determination of fair value of US Salt’s assets and liabilities will be performed. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Statements of Operations. The final allocation of the consideration transferred may be materially different than that reflected in the preliminary pro forma allocation of consideration transferred presented herein.
Note 2 – ContextLogic Holdings Inc. Adjusted Historical Financial Statements
ContextLogic previously operated a global e-commerce platform called Wish, which generated revenue through marketplace and logistics services for merchants. On February 10, 2024, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Qoo10 Inc., a Delaware corporation. Subsequently, on April 18, 2024, holders of a majority of the Company’s outstanding common stock approved the Asset Sale. Following this approval and the fulfilment of customary closing conditions, the transaction closed on April 19, 2024.
As a result, the Wish platform and all related operating assets were sold to Qoo10 Inc. The Company continued to operate as a public company and had operations focused on pursuing new strategic transactions.
The Company’s historical audited consolidated financial statements for the year ended December 31, 2024, have been adjusted to reflect the Company’s results of operations following the Asset Sale. The historical results of operations include income and expenses attributable to the Wish platform; therefore, material adjustments have been made to eliminate such income and expenses in order to present the Company’s results of operations without the Wish platform. The adjustments presented in the Unaudited Pro Forma Financial Information have been derived based on discussions with the Company’s management and due diligence procedures. See Note 6 for earnings per share amounts which incorporate the adjustment to the Company’s historical audited consolidated financial statements.

The following table presents the:
•	historical balances of ContextLogic for the year ended December 31, 2024, included in ContextLogic’s Annual Report on Form 10-K, filed with the SEC on March 12, 2025.
•
Wish-related balances: includes revenues, expenses, and other financial statement items directly attributable to the Wish platform and its associated marketplace and logistics operations. These amounts have been identified and removed to present the Company’s adjusted results of operations following the Asset Sale. The amounts pertaining to Wish have been derived based on discussions with the Company’s management.

•	adjusted historical balances, which reflect the Company’s results of operations for the year ended December 31, 2024, after eliminating the income and expenses pertaining to the Wish platform.

	For the year ended December 31, 2024
	Historical ContextLogic	Asset Sale Adjustments	Adjusted Historical ContextLogic
Revenue	$43	$(43)	$—
Cost of revenue	36	(36)	—
Gross profit	7	(7)	—
Operating expenses
Sales and marketing	18	(18)	—
Product development	26	(26)	—
General and administrative	42	(27)	15
Total operating expenses	86	(71)	15
Operating income (loss)	(79)	64	(15)
Interest income (expense), net	6	(1)	5
Other income (expense), net
Gain on Asset Sale	4	—	4
Total other income (expense), net	4	—	4
Income (loss) before income taxes	(69)	63	(6)
Provision for income taxes	(6)	6	—
Net income (loss)	$(75)	$69	$(6)

Note 3 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The following transaction accounting adjustments depict the accounting for the proposed Transaction and are based on preliminary estimates that could change materially as additional information is obtained.
A. Consideration transferred and preliminary allocation of consideration transferred
Consideration transferred
The consideration transferred is expected to be $908 million as follows:

(In millions of U.S. dollars)	Amount
Estimated equity consideration(1)	$324
Estimated cash consideration	584
Total estimated consideration transferred	$908

(1)	Equity consideration comprises 40.466 million shares valued at $8.00 per share.

Preliminary allocation of consideration transferred
The table below summarizes the preliminary allocation of consideration transferred to the assets acquired and liabilities assumed of US Salt for the purposes of the Unaudited Pro Forma Financial Information reflecting the accounting for the Transaction:

(In millions of U.S. dollars)
Assets:
Cash and cash equivalents	$6
Prepaid expenses and other current assets	1
Accounts receivable	13
Inventory	10
Other intangible assets	344
Property, plant and equipment, net	358
Right of use asset	2
Other noncurrent assets	5
Total assets	739

Liabilities:
Accrued liabilities	5
Accounts payable	7
Current portion of lease liability	1
Long-term portion of lease liability	1
Deferred tax liability	—
Total liabilities	14

Net assets acquired (a)	725
Estimated consideration transferred (b)	908
Estimated goodwill (b) - (a)	$183

B. Estimated fair value of intangible assets adjustments
Represents the net adjustment to the estimated fair value of intangible assets acquired in the Transaction. Preliminary identifiable intangible assets in the Unaudited Pro Forma Financial Information consists of trademarks, customer relationships and contract assets. Management’s preliminary estimates represent step ups relating to the strength of US Salt existing in the market for over 100 years and able to diversify their relationships across end markets. The amortization is estimated over the median lives of comparable transactions and is calculated on a straight-line basis over the estimated useful life and is reflected as a pro forma adjustment in the Unaudited Pro Forma Statements of Operations. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions.

	Estimated Fair Value	Estimated Useful Life
	(In millions of U.S. dollars)	(in years)
Trade name	$27	10
Customer relationships	185	15
Contract assets	132	15
Total	344
Eliminate historical US Salt’s assets carrying value	(17)
Pro forma adjustment	$327

C. Estimated fair value of property, plant and equipment adjustments
Management’s preliminary estimate of property, plant, and equipment considers a step up of approximately 11% based on fair value adjustments performed on property, plant, and equipment in similar transactions of businesses in US Salt’s industry. The $35 million reflects the fair value estimate of property, plant, and equipment as of September 30, 2025, and the related increase to depreciation of $1 million and $2 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively.

D. Estimated fair value of inventory adjustments
The adjustment to increase in inventories by $1 million reflects the adjustments to step up the pro forma balance for US Salt’s finished goods, and stockpile inventory to estimated fair value as of September 30, 2025.
E. Elimination of US Salt’s historical equity balances adjustments
Represents the elimination of US Salt’s historical equity balances.
F. Settlement of US Salt’s outstanding indebtedness adjustment
Represents the settlement of US Salt’s outstanding indebtedness of $206 million pursuant to the terms of the Purchase Agreement.
G. Estimated deferred tax asset or liabilities
The income tax impact of the pro forma adjustments is zero due to the net operating loss carryforward position and the full valuation allowance against net deferred tax assets. The Company's income taxes following the completion of the Transaction will be impacted by many factors including the legal entity structure implemented subsequent to the completion of the Transaction, and may be materially different from the pro forma results.
H. Estimated non-redeemable non-controlling interest post acquisition
Represents the estimated non-controlling interest in ContextLogic Holdings LLC at the time of the acquisition. In line with pro forma presentation requirements, the minimum and maximum range of outcomes is utilized to illustrate potential variations in ownership based on the Rights Offering participation, as explained in Note 1. The adjustment to non-controlling interest below considers the $152 million reclassification of ContextLogic Holdings Inc. redeemable non-controlling interest to non-redeemable non-controlling interest:
•	Assuming 0% Rights Offering Participation: Adjustment to non-controlling interest is $387 million, representing no participation in the Rights Offering and full utilization of the Backstop Agreements.
•
Assuming 100% Rights Offering Participation: Adjustment to non-controlling interest is $223 million, representing full participation in the Rights Offering and no utilization of the Backstop Agreements.

I. Estimated acquisition related costs
Represents the accrual for incremental estimated transaction costs incurred by the Company of $26 million.
Note 4 – Adjustments to the Unaudited Pro Forma Condensed Statement of Operations
The following transaction accounting adjustments depict the accounting for the proposed Transaction and are based on preliminary estimates that could change materially as additional information is obtained.
A.
Represents the net adjustment to record amortization expense of $17 million and $22 million based on the preliminary estimate of the fair value of the identified intangible assets and the related assigned estimated useful life for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively.

B.
Represents the net adjustment to record depreciation expense of $1 million and $2 million based on the preliminary fair value of the identified property, plant, and equipment for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively.

C.
Represents the elimination of US Salt’s historical interest expense attributable to the debt settlement (see Note 3F) and elimination of ContextLogic’s historical interest income on cash that was used to complete the acquisition.

D.
The income tax impact of the pro forma adjustments is zero due to the net operating loss carryforward position and the full valuation allowance against net deferred tax assets. The Company's income taxes following the completion of the Transaction will be impacted by many factors including the legal entity structure implemented subsequent to the completion of the Transaction, and may be materially different from the pro forma results.

E.	Represents net income (loss) attributable to non-controlling interest under two Rights Offering participation scenarios.
•
Assuming 0 % Rights Offering Participation: the net income attributable to non-controlling interest income is $1 million for the nine months ended September 30, 2025 and the net loss attributable to non-controlling interest is $3 million for the year ended December 31, 2024.

•
Assuming 100 % Rights Offering Participation: there is no net income or loss attributable to non-controlling interest for the nine months ended September 30, 2025 and the net loss attributable to non-controlling interest is $2 million for the year ended December 31, 2024.

F.	Represents the incremental estimated transaction costs incurred by the Company not reflected within historical financial results of $26 million.
Note 5 – Significant Accounting Policies
The unaudited pro forma condensed combined financial information has been prepared using the accounting policies outlined in ContextLogic Holdings Inc.’s unaudited condensed consolidated financial statements for the period ended September 30, 2025. Following the completion of the Purchase Agreement, management will conduct a thorough review of US Salt’s accounting policies. At present, management is not aware of any material differences in accounting policies and, therefore, no adjustments have been made to the pro forma financial information for such differences. However, after the Purchase Agreement and the comprehensive review, management may identify policy differences that, once aligned, could materially affect the consolidated financial statements of ContextLogic Holdings Inc.
Note 6 – Net Loss Per Share
The following table sets forth the computation of pro forma basic and diluted net loss per share for the periods ended September 30, 2025 and December 31, 2024 under the following scenarios:

	Assuming 0% Rights Offering Participation
(In millions of U.S. dollars, shares in thousands, except per share data)	Period ended September 30, 2025	Year ended December 31, 2024
Numerator:
Net loss available to common stockholders—basic and diluted	$(21)	$(39)
Denominator:
Weighted average common shares outstanding—basic and diluted	26,532	25,690
Pro forma adjustment for newly issued shares related to the Transaction(1)	18,327	18,327
Pro forma basic weighted average common shares—basic and diluted	44,859	44,017
Pro forma net loss per common share—basic and diluted	$(0.47)	$(0.89)

(1)
Pro forma adjustment for newly issued shares assuming 0% Rights Offering participation comprised of 15,427 shares of ContextLogic common stock of estimated equity consideration and an additional 2,900 ContextLogic common shares purchased by Abrams Capital pursuant to the Backstop Agreements.

	Assuming 100% Rights Offering Participation
(In millions of U.S. dollars, shares in thousands, except per share data)	Period ended September 30, 2025	Year ended December 31, 2024
Numerator:
Net loss available to common stockholders—basic and diluted	$(20)	$(40)
Denominator:
Weighted average common shares outstanding—basic and diluted	26,532	25,690
Pro forma adjustment for newly issued shares related to the Transaction(1)	42,285	42,285
Pro forma basic weighted average common shares—basic and diluted	68,817	67,975
Pro forma net loss per common share—basic and diluted	$(0.29)	$(0.59)

(1)
Pro forma adjustment for newly issued shares assuming 100% Rights Offering participation comprised of 27,910 shares of ContextLogic common stock of estimated equity consideration and additional ContextLogic common shares of 14,375 purchased through the Rights Offering.

Note 7 – Financing Adjustments
A. The Company currently plans to issue $215 million of term debt under a proposed Term Loan Facility. Based on current negotiations with potential lenders, the term debt will accrue interest at an annual rate based on Secured Overnight Financing Rate (the “SOFR”) plus 4.25%. Principal repayments on the term debt will amortize in equal quarterly installments, aggregating to 1.00% of the original principal amount annually, with the remaining balance payable upon maturity in seven (7) years. In March 2025, the Company entered into the Amended and Restated Investment Agreement under which the Company may elect for BCP to purchase 75,000 preferred units for an aggregate consideration transferred of up to $75 million, which the Company is electing to finance this Purchase Agreement. The Company also expects to receive $115 million as proceeds from the Rights Offering, with any shortfall covered by the Backstop Agreements. The pro forma effects of the financing adjustments are as follows:

(In millions of U.S. dollars)	Long-term debt, net	Short-term debt, including current portion of long-term debt	Additional paid-in capital	Non-redeemable non-controlling interest	Cash, cash equivalents and restricted cash
Financing items:
Term debt	$213	$2	$—	$—	$215
Rights Offerings	—	—	115	—	115
Preferred units	—	—	—	75	75
Total	$213	$2	$115	$75	$405

B. Represents an increase to interest expense for the period ended September 30, 2025 and year ended December 31, 2024 as below:

(In millions of U.S. dollars)	Period ended September 30, 2025	Year Ended December 31, 2024
Interest on borrowings under the term loan	$8	$11

•
Represents additional interest expense on the $215 million of borrowings assumed under the term loan based on terms currently proposed by potential lenders. Interest expense is calculated using the effective interest rate method, with the weighted-average interest rate equal to 5%. A 1/8 percent variance in the interest rate would result in an impact on net income of less than $1 million.